Exhibit 99.1

LKQ Corporation Completes Amendment to Senior Secured Credit Facility
Chicago, IL (May 6, 2013)- LKQ Corporation (Nasdaq:LKQ) announced that it closed on May 3, 2013 an amendment to its credit facility that increased the aggregate amount available thereunder from $1.4 billion to $1.8 billion ($1.35 billion under the revolving credit facility and $450 million of term loan availability). Pricing under the amended facility remains substantially the same as prior to the amendment. The amended facility includes modest modifications to the covenants that provide the Company with additional operating flexibility. The amended facility matures in May 2018.
“We are pleased to complete the amendment to our credit facility and appreciate the confidence of our banking partners. We believe the amended facility, together with our pending $600 million bond issuance, provides the Company the financial flexibility to efficiently execute our long-term growth strategy,” stated John Quinn, Executive Vice President and Chief Financial Officer of LKQ Corporation.

About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012, in our Form 10-Q for the period ended March 31, 2013, and in other documents we file with the Securities and Exchange Commission from time to time. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com